EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer
800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2013

Dallas, Texas, August 14, 2013 — The Hallwood Group Incorporated (NYSE MKT: HWG) (the “Company”) today reported results for the second quarter ended June 30, 2013.

For the second quarter of 2013, the Company had a net loss of $357,000, or $(0.23) per share, compared to a net loss of $1.2 million, or $(0.80) per share for the 2012 second quarter, on revenue of $32.5 million and $37.2 million, respectively. For the six months ended June 30, 2013, the net loss was $1.7 million, or $(1.12) per share, compared to a net loss of $10.8 million, or $(7.07) per share, for the same period in 2012 on revenue of $63.8 million and $73.1 million, respectively.

Following is a comparison of results for the 2013 and 2012 periods:

Operating Income (Loss). The operating income (loss) for the 2013 and 2012 second quarters was $41,000 and $(1.8) million, respectively. The operating income (loss) for the six months ended June 30, 2013 and 2012 was $(1.1) million and $(16.2) million, respectively. As previously disclosed, the 2012 first quarter results included a $13.2 million litigation charge as a result of the decision issued by the United States District Court on April 24, 2012 in which it entered a final judgment substantially adopting the proposed findings that the Bankruptcy Court issued in July 2011 in the Adversary Proceeding.

The Company operates its principal business in the textile products industry through its wholly owned subsidiary, Brookwood Companies Incorporated (“Brookwood”). Brookwood’s textile products sales of $32,484,000 decreased by $4,698,000, or 12.6%, in the 2013 second quarter, compared to $37,182,000 for the same period in 2012. Sales for the six month period ended June 30, 2013 of $63,767,000 decreased by $9,294,000, or 12.7%, compared to $73,061,000 for the same period in 2012. The decreases in 2013 were principally due to reduced sales of specialty fabric to U.S. military contractors as a result of decreases in orders from the military to Brookwood’s customers.

Military sales accounted for $16,388,000 and $32,102,000 in the 2013 second quarter and six month period ended June 30, 2013, respectively, compared to $19,556,000 and $41,231,000 for the same periods in 2012. The military sales represented 50.5% and 52.6% of Brookwood’s net sales in the 2013 and 2012 second quarters, respectively, and 50.3% and 56.4% in the 2013 and 2012 six month periods, respectively.

Additionally, the results included costs and expenses incurred by the Company and Brookwood in the Hallwood Energy and Nextec litigation matters totaling $212,000 and $1,770,000 for the 2013 and 2012 second quarters, respectively, and $272,000 and $3,540,000 for the 2013 and 2012 six month periods, respectively. These legal matters are more fully described in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

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Other Income (Expense). Other income (expense) principally consists of interest expense, along with interest and other income. Other income (loss) was $(89,000) and $(282,000) in the 2013 second quarter and six month periods, respectively, compared to $(111,000) and $(135,000) for the 2012 second quarter and six month periods. The interest expense component relates to the Company’s loan with Hallwood Family (BVI), L.P., which was entered into in May 2012, and Brookwood’s revolving credit facility.

Income Tax Expense (Benefit). For the 2013 second quarter, the income tax expense was $309,000, which included federal income taxes of $265,000 and state tax expense of $44,000. For the six months ended June 30, 2013, the income tax expense was $316,000, which included federal deferred income taxes of $265,000 and state tax expense of $51,000. The Company recorded no federal tax benefit for the six months ended June 30, 2013 since the deferred tax asset resulting from the estimated tax loss for the same period in the amount of $496,000 was offset by a full valuation allowance. The federal current tax expense in the second quarter of 2013 and six month period ended June 30, 2013 of $265,000 is attributable to the receipt of federal tax refund of $4,305,000, compared to the estimated refund amount of $4,570,000 reported at December 31, 2012.

For the 2012 second quarter, income tax benefit was $0.7 million, which included a $1.0 million current federal tax expense, a $1.7 million noncash deferred federal tax benefit, and an $22,000 state tax benefit. For the six months ended June 30, 2012, the income tax benefit was $5.6 million, which included a current federal tax benefit of $8,000, a noncash $5.6 million deferred federal tax benefit and a state tax benefit of $11,000.

THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue	$32,484	$37,182	$63,767	$73,061

Operating income (loss)	$41	$(1,787)	$(1,103)	$(16,225)
Other income (expense)	(89)	(111)	(282)	(135)

Income (loss) before income taxes	(48)	(1,898)	(1,385)	(16,360)
Income tax expense (benefit)	309	(675)	316	(5,585)

Net income (loss)	$(357)	$(1,223)	$(1,701)	$(10,775)

PER COMMON SHARE:
BASIC
Net loss	$(0.23)	$(0.80)	$(1.12)	$(7.07)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net loss	$(0.23)	$(0.80)	$(1.12)	$(7.07)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “might”, “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate”, “doubt” or “believe.” The Company intends that all forward-looking statements be subject to the safe harbors created by these laws. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends, and known uncertainties. All forward-looking statements are based on current expectations regarding important risk factors. Many of these risks and uncertainties are beyond the Company’s ability to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Actual results could differ materially from those expressed in the forward-looking statements, and readers should not regard those statements as a representation by the Company or any other person that the results expressed in the statements will be achieved. Important risk factors that could cause results or events to differ from current expectations are described in the Company’s annual report on Form 10-K for the year ended December 21, 2012 under Item 1A –“Risk Factors”. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including without limitation, changes in its business strategy or planned capital expenditures, growth plans, or to reflect the occurrence of unanticipated events, although other risks and uncertainties may be described, from time to time, in the Company’s periodic filings with the SEC.

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